Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122905, No. 333-152027, No. 333-160344, No. 333-167678, No. 333-175271 and No. 333-182438 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of GFI Group Inc., dated March 15, 2012 (March 12, 2013 as to Note 2, Summary of Significant Accounting Policies - Recent Accounting Pronouncements - ASU No. 2011-05 Presentation of Comprehensive Income), appearing in the Annual Report on Form 10-K of GFI Group Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
New York, New York
March 12, 2013